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                                                                    Exhibit 23.1



                         INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors and Stockholders
WesTower Corporation

We hereby consent to the incorporation by reference in the registration statement (Registration No. 333-65337) on Form S-8 of WesTower Corporation of our report dated October 21, 1998, relating to the balance sheet of Standby Services, Inc. as of December 31, 1996 and 1997 and the related statements of operations and retained earnings and cash flows for the years then ended, which report appears in the Form 8-K/A Amendment No. 1 to WesTower Corporation's current report on form 8-K dated September 15, 1998.


/s/ Hein & Associates LLP

HEIN & ASSOCIATES LLP

Houston, Texas
November 18, 1998